News Release
2100 Highway 55 Medina, MN 55340-9770 763-542-0500 763-542-0599 fax

Contact:	Richard Edwards
Polaris Industries Inc.
763-542-0500

Polaris Industries Inc. to Discuss Strategies and Financial Operations with
Investors and Financial Analysts

MINNEAPOLIS—(BUSINESS WIRE)—July 26, 2002—Polaris Industries Inc. (NYSE: PII), which manufactures snowmobiles, ATVs, personal watercraft and motorcycles, announced the executive management team of Polaris, including President and CEO Tom Tiller and Chief Financial Officer Mike Malone, will be hosting an Analyst Event on Monday, July 29 in Orlando, Florida. Management will introduce several exciting new products and elaborate upon the next steps in its strategy to make Polaris the dominant name in recreational vehicles. Additional speakers are Ken Sobaski, Vice President, Sales, Service and Business Development; Jeff Bjorkman, Vice President, Operations; Ron Bills, General Manager, Personal Watercraft and Polaris Professional Series; Bob Nygaard, General Manager, Snowmobiles; Mark Blackwell, General Manager; Victory motorcycles; Scott Swenson, General Manager, Parts, Garments and Accessories and Bennett Morgan, General Manager, All Terrain Vehicles.

The presentations will be broadcast from 9:00 am to 1:00 pm eastern time over the Internet and can be accessed at www.polarisindustries.com or www.ccbn.com . To listen to the presentations, go to the web site at least 15 minutes before the call to register, download and install any needed audio software.

Those wishing to listen to the presentations by telephone may dial 800-374-1380 and ask to be connected to the Polaris analyst conference call. The Company intends to replay the presentations beginning two hours after the end of the live call that will be available through Monday, August 5, 2002, and can be accessed by dialing 800-642-1687 and entering passcode 5084912.

About Polaris

     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at polarisindustries.com.

     Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles, personal watercraft, Victory motorcycles and the Polaris RANGER for recreational and utility use. The Polaris Professional Series, a line of heavy duty Workmobiles™ targeted at lawn and landscape companies, equipment rental companies and construction operations, marks Polaris’ expansion into the commercial equipment marketplace.

     With annual 2001 sales of $1.5 billion, Polaris is the largest snowmobile manufacturer in the world and one of the largest U.S. manufacturers of ATVs and personal watercraft; while Victory motorcycles represent the first all-new American-made motorcycle in nearly 60 years. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at polarisindustries.com

     Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the company is included in the S&P Small-Cap 600 stock price index.